EXHIBIT 10.4

CONFIDENTIAL TREATMENT

[DELETED] = Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

SCHEDULE A
SUPPLEMENTAL CONFIRMATION
To:	International Game Technology 6355 South Buffalo Drive Las Vegas, Nevada 89113-2113
From:	BNP Paribas 787 Seventh Avenue New York, NY 10019
Subject:	Capped Accelerated Stock Buyback
Ref. No:	FW342DR
Date:	November 8, 2013

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between BNP Paribas ("Dealer") and International Game Technology ("Counterparty") (together, the "Contracting Parties") on the Trade Date specified below.  This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.            This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of November 7, 2013 (the "Master Confirmation") between the Contracting Parties, as amended and supplemented from time to time.  All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2.            The terms of the Transaction to which this Supplemental Confirmation relates are as follows:
Trade Date:	November 7, 2013
Forward Price Adjustment Amount:	[DELETED]
Hedge Period End Date:	November 8, 2013
Calculation Period Start Date:	November 8, 2013
Scheduled Termination Date:	January 22, 2014
First Acceleration Date:	December 20, 2013
Prepayment Amount:	USD 200,000,000.00
Prepayment Date:	November 8, 2013
Counterparty Additional Payment Amount:	USD0
Initial Shares:	0 Shares
Minimum Share Delivery Date:	November 8, 2013
Minimum Shares:	8,166,598
Ordinary Dividend Amount:	For any calendar quarter, USD 0.11
Scheduled Ex‑Dividend Dates:	December 17, 2013
Termination Price:	USD 8.59 per Share
3.            Counterparty represents and warrants to Dealer that neither it nor any "affiliated purchaser" (as defined in Rule 10b‑18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.
4.            This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction to which this Supplemental Confirmation relates, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Marisa Flood, facsimile No. (212) 841-3934.
Yours faithfully,
BNP Paribas
By:	/s/ M. Andrews Yeo Authorized Signatory

BNP Paribas
By:	/s/ Authorized Signatory Authorized Signatory

Agreed and Accepted By:
INTERNATIONAL GAME TECHNOLOGY
By:            /s/ John Vandemore______________
Name:  John Vandemore
 Title:  Chief Financial Officer and Treasurer